Exhibit 99.1

Royal Gold Reports Strong Financial Results with Record Revenue and Cash Flow for the Third Quarter of 2025
DENVER, COLORADO. NOVEMBER 5, 2025: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) reports net income of $126.8 million, or $1.92 per share, for the quarter ended September 30, 2025 ("third quarter"), on revenue of $252.1 million and operating cash flow of $174.0 million. Adjusted net income[1] was a record $136.2 million, or $2.06 per share.
“Royal Gold reported another very solid quarter and we achieved record revenue and cash flow,” commented Bill Heissenbuttel, President and CEO of Royal Gold. "Our portfolio performed very well and allowed us to take full advantage of the materially higher gold and silver prices in the quarter, and the record gold price directly benefited our results."
“In addition to the strong financial performance, over the last few months we have significantly enhanced the scale, duration and diversification of our portfolio," continued Mr. Heissenbuttel. "Our underlying business continues to produce excellent results, we have seen meaningful value additions from the Mount Milligan mine life extension and Fourmile exploration success, we have acquired the large and long life Kansanshi stream, and have added further scale, diversification and growth with the Sandstorm and Horizon portfolios. We will work hard over the coming months to ensure that the market understands and appreciates the cash flow, growth potential and gold leverage of our expanded business."

Third Quarter 2025 Highlights:
•Records for revenue of $252.1 million and operating cash flow of $174.0 million, and strong earnings of $126.8 million
•Revenue split: 78% gold, 12% silver, 7% copper
•Sales volume of 72,900 GEOs[2]
•Adjusted EBITDA margin[1] of 82%
•Drew $825 million on revolving credit facility and repaid $50 million
•Paid quarterly dividend of $0.45 per share, a 12.5% increase over the prior year period
•Acquired gold stream on the Kansanshi mine
Post Quarter Events:
•Closed acquisitions of Sandstorm Gold and Horizon Copper
•11,111 ounces of gold received for Mount Milligan Cost Support Agreement

Recent Portfolio Developments
Principal Property Updates
Notable recent updates as reported by the operators of our Principal Properties include:
Mount Milligan Pre-Feasibility Study Results Indicate Significant Mine Life Extension; First Tranche of Deferred Gold Consideration Received
On September 11, 2025, Centerra Gold Inc. (“Centerra”) announced the results of a pre-feasibility study (“PFS”) on the potential to extend the mine life at the Mount Milligan mine in British Columbia. Centerra filed the National Instrument 43-101 report supporting the PFS results on October 17, 2025.
The PFS indicates an extension to the life of mine (“LOM”) of approximately 10 years to 2045, supported by an optimized mine plan delivering average annual production of 150,000 ounces of gold and 69 million pounds of copper from 2026 to 2042, followed by the processing of low-grade stockpiles from 2043 to 2045. The PFS includes the construction of a second tailings storage facility that is expected to provide the potential for future raises which could add multiple decades of storage capacity beyond the 2045 LOM, and ball mill motor upgrades and flotation cells in 2028 to increase process plant throughput by about 10% (to 66,300 tonnes per day) and increase recovery by approximately 1%. Proven and probable reserves increased significantly to 4.4 million ounces of gold and 1.7 billion pounds of copper, representing increases of 56% and 52%, respectively, from year-end 2024.

[1] Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.
[2] See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

Centerra further reported that recent drilling confirms mineralization remains open to the west of the current resource pit. Centerra continues to advance exploration aimed at expanding the mineral resource and assessing opportunities to extend the mine life beyond the updated plan.
Centerra also disclosed that year-to-date production remains in line with the recently announced PFS results, and 2025 full-year gold and copper production is expected to be near the lower end of the guidance ranges of 145,000 to 160,000 ounces of gold and 50 to 60 million pounds of copper.
Additionally, subsequent to the end of the quarter on October 3, 2025, we received 11,111 ounces of gold from the Deferred Gold Consideration related to the Mount Milligan Cost Support Agreement, leaving 38,889 gold ounces remaining. Proceeds of $44.2 million from the sale of the 11,111 ounces of gold will be recorded to the Mount Milligan Deferred Liability on our consolidated balance sheets and does not impact revenue or GEO production.
S3 Expansion Transitioning to Operation and First Gold Delivery Received from Kansanshi
On October 28, 2025, First Quantum Minerals Ltd. (“First Quantum”) provided an update on production and the commissioning of the S3 Expansion at the Kansanshi copper-gold mine in Zambia, which is operated and 80% owned by a subsidiary of First Quantum. According to First Quantum, the S3 Expansion project has been delivered and first concentrate was produced in August. First Quantum expects copper production at Kansanshi to increase in the fourth quarter of 2025 and exceed third quarter production driven by a faster than anticipated ramp up of the S3 Expansion throughput and recoveries, and 2025 copper production guidance was revised to a narrower range of 175,000 to 185,000 tonnes, from the previous range of 160,000 to 190,000 tonnes.
We received the first delivery of approximately 2,300 ounces of gold from Kansanshi on October 3, 2025. As previously announced on August 5, 2025, our wholly-owned subsidiary RGLD Gold AG, entered into a precious metals purchase agreement for gold deliveries referenced to copper production from Kansanshi. The first delivery includes production for the month of August starting from the transaction effective date of August 5, 2025. Deliveries at Kansanshi lag mine production by approximately one month and are expected to be received monthly. We are expecting 2025 stream deliveries of approximately 7,500 ounces, which is lower than our initial expectation of 12,500 ounces solely due to initializing delivery mechanics for the new contract and not a shortfall in production relative to expectations.
Fourmile Preliminary Economic Assessment Indicates Potential for a Large and Long-Life Operation
On September 16, 2025, Barrick Mining Corporation ("Barrick") released the results of a preliminary economic assessment ("PEA”) on the Fourmile Project, which is included in Royal Gold’s royalty interests covering the Cortez Complex in Nevada.
According to Barrick, the PEA indicates the potential to achieve average annual gold production levels of approximately 600,000 to 750,000 ounces over a mine life exceeding 25 years. Barrick reported that further exploration is underway and it expects to continue exploration drilling from surface in 2026 and complete 370 kilometers of surface drilling and 80 kilometers of underground drilling by the end of 2028. Barrick also reported that it plans to have 34 kilometers of underground development in place by 2029, which will set the mine up for initial test stoping shortly thereafter.
Royal Gold’s royalty interests over the Fourmile Project are equivalent to an approximate 1.6% gross smelter return royalty rate.
Other Property Updates
Notable recent updates as reported by the operators of other select portfolio assets include:
Producing Properties
Bellevue (2% NSR royalty): On October 23, 2025, Bellevue Gold Limited ("Bellevue") reported gold production for the quarter ended September 30, 2025, of 29,120 ounces at the Bellevue Gold Mine in Western Australia. Bellevue expects production to increase in the fiscal year ending June 30, 2026, as the mining sequence moves to higher grade stoping areas, and maintained production guidance for the year in the range of 130,000 and 150,000 ounces.
Khoemacau (100% silver stream): On October 21, 2025, MMG Limited ("MMG") confirmed previously-provided timing for the expansion project at the Khoemacau mine in Botswana, which includes completion of the feasibility study by the end of 2025 and production of first concentrate in 2028. MMG also reported that mined ore volumes in the third quarter were affected by the transition to a new mining contractor, with ramp-up efforts expected to boost production in the fourth quarter.
Manh Choh (3% NSR royalty and 28% NSR royalty on silver): On October 2, 2025, Contango Ore Inc. ("Contango"), 30% owner of the Manh Choh mine in Alaska, reported gold production of approximately 56,800 ounces (100% basis) for the ore processing campaign running from August 12 through September 15, 2025. Additionally, Contango disclosed that a test campaign of blended low-grade Manh Choh ore and standard mill feed grade Fort Knox ore is underway in order to evaluate the possibility of delivering more Manh Choh ounces to the Fort Knox mill.
Mara Rosa (1.0% NSR and 1.75% NSR royalties): On October 22, 2025, Hochschild Mining PLC ("Hochschild") provided a third quarter production update for the Mara Rosa operation in Brazil. Hochschild reported that it has largely completed a full reorganization of its operations in Brazil, and after resuming production at Mara Rosa in July, 2025, the mine is on track to achieve the previously-revised production target of 35,000 to 45,000 ounces for 2025.
Peñasquito (2% NSR royalty): On October 23, 2025, Newmont Corporation ("Newmont") reported a lower proportion of gold and steady silver, lead and zinc production during the third quarter at the Peñasquito mine in Mexico. Newmont expects a lower proportion of gold production in 2026 due to the transition into the next scheduled phase of mining at the Peñasco pit, with a slight increase in silver, lead and zinc production.
Rainy River (6.5% gold stream, 60% silver stream): On October 28, 2025, New Gold Inc. ("New Gold") reported third quarter results for the Rainy River mine in Ontario. According to New Gold, gold production of 100,301 ounces was 63% higher than the previous quarter as the mill processed higher grade open pit ore, and the mill demonstrated the ability to process the required gold production to achieve the 2026 production target outlined in the Technical Report earlier this year without compromising on recovery. New Gold also reported that the underground continues to advance well and it expects development and stope production will continue to increase through the fourth quarter. New Gold expects 2025 production to be above the midpoint of the 265,000 to 295,000 ounce guidance range.
Red Chris (1% NSR royalty): On October 23, 2025, Newmont, 70% owner and operator of the Red Chris mine in British Columbia, provided an update on the feasibility study for the block cave development project. According to Newmont, progress remains on track to deliver a development proposal to the Newmont Board of Directors towards the middle of 2026. Additionally, the Government of Canada designated the Red Chris expansion as a project of national importance on September 11, 2025, which places the expansion on the list of projects to be fast-tracked by the Major Projects Office.
Voisey's Bay (2.7% net value royalty): On October 21, 2025, Vale S.A. ("Vale") reported that finished nickel production for the third quarter increased by 4,600 tonnes over the prior year quarter at the Voisey's Bay mine in Newfoundland and Labrador, underpinned by the continued ramp up of the Eastern Deeps and Reid Brook underground mines. Vale reported that these mines achieved an annual run rate of approximately 2.5 million tonnes in July and August before scheduled maintenance in September, which supported a new all-time production record at the Long Harbour Refinery.
Xavantina (25% gold stream): On November 4, 2025, Ero Copper Corp. ("Ero") announced an update to gold reserves and resources at the Xavantina mine in Brazil. According to Ero, compared to the previous estimates published in December 2024, contained gold in measured and indicated resources (inclusive of reserves) increased to approximately 664,000 ounces, and contained gold in inferred resources increased to approximately 365,000 ounces. Ero reported that the updated estimates include a high-grade and marketable stockpiled gold concentrate, as well as extensions to the known limits of mineralization. Ero intends to complete sampling, shipment and sales of the gold concentrate over the next 12 to 18 months. Ero also commenced infill drilling and additional engineering studies in the fourth quarter of 2025 to further upgrade new extensions of mineralization identified within the mine and support a planned expansion of underground operations. Ero further reported that gold production for 2025 is expected to be toward the lower end of the 40,000 to 50,000 ounce guidance range.
Development Properties
Back River (equivalent ~3.3% GSR royalty on the Goose Project): On October 6, 2025, B2Gold Corp. (“B2Gold”) announced that commercial production at the Goose Project in the Back River Gold District in Nunavut, was achieved on October 2, 2025. B2Gold also reiterated near-term and long-term gold production estimates, which includes 80,000 to 110,000 ounces in 2025, approximately 250,000 ounces in 2026, approximately 330,000 ounces in 2027, and average production for the initial full six years of operations (2026 to 2031 inclusive) of approximately 300,000 ounces per year, based only on existing Mineral Reserves. Our royalty rate increases as gold production thresholds are reached and we expect a rate of approximately 0.35-0.7% NSR on the production of the first 400,000 ounces, 2.5% GSR for the next 380,000 ounces, and 3.3% GSR thereafter.
Cactus (2.0% NSR royalty): On October 20, 2025, Arizona Sonoran Copper Company Inc. ("ASCU") announced the results of a PFS for the Cactus Project in Arizona. According to ASCU, the PFS indicates a 22 year mine life with average LOM copper production of 198 million pounds per year, with 226 million pounds per year in the first 10 years. The PFS established an initial reserve for the project and a continued increase in resources. ASCU expects to complete a definitive feasibility study in the second half of 2026, leading to a final investment decision as early as the fourth quarter of 2026 and first production of copper cathodes in the second half of 2029.

Corporate Acquisitions
Closing of Sandstorm Gold and Horizon Copper Acquisitions
Subsequent to the end of the third quarter, on October 20, 2025, we closed the previously announced acquisitions of Sandstorm Gold Ltd. (“Sandstorm” and the “Sandstorm Transaction”) and Horizon Copper Corp. (“Horizon” and the “Horizon Transaction”).
With respect to the Sandstorm Transaction, Royal Gold issued 18.6 million shares of common stock to Sandstorm shareholders and assumed stock options exercisable for 0.7 million shares of common stock to complete the transaction and paid $380.9 million in cash to fully repay the outstanding balance drawn on the Sandstorm credit facility. Upon completion of the Sandstorm Transaction, Royal Gold's outstanding share count increased to 84.4 million shares.
With respect to the Horizon Transaction, Royal Gold paid C$127.1 million in cash consideration to the shareholders of Horizon (excluding Sandstorm) and funded Horizon's purchase of its outstanding warrants for C$40.6 million.
Sandstorm Gold and Horizon Copper Financial Results
Due to the timing of the transaction closings, Sandstorm and Horizon will not publish financial results for the third quarter of 2025. Full consolidated results for Royal Gold including Sandstorm and Horizon will be provided from the date of closing, October 20, 2025, which will be available with Royal Gold's financial results for the year ended December 31, 2025. However, we are providing certain limited financial information for Sandstorm and Horizon in order to provide transparency in the absence of full financial results.
For the third quarter, Sandstorm recorded revenue of $57.5 million (resulting in approximately 16,600 GEOs2) and operating cash flow of $36.6 million, and Horizon recorded revenue of $6.0 million (resulting in approximately 1,700 GEOs2) and operating cash flow of $2.8 million. It must be noted that the unaudited Sandstorm and Horizon information provided has not been reviewed by the independent registered accounting firms for Royal Gold, Sandstorm or Horizon and was prepared in accordance with IFRS accounting standards, and is not directly comparable to Royal Gold financial information prepared in accordance with US GAAP accounting standards.
Accounting Considerations
We are in the process of finalizing the accounting treatment for both the Sandstorm Transaction and the Horizon Transaction. We currently anticipate both transactions to qualify as business combinations under US GAAP. As such, approximately $12.8 million of acquisition related costs have been expensed as of September 30, 2025, and we expect additional acquisition related costs to be expensed in the quarter ended December 31, 2025.
Third Quarter 2025 Overview
For the third quarter, we recorded net income and comprehensive income attributable to Royal Gold stockholders (“net income”) of $126.8 million, or $1.92 per basic and diluted share, as compared to net income of $96.2 million, or $1.46 per basic and diluted share, for the three months ended September 30, 2024. The increase in net income was primarily attributable to higher revenue offset by acquisition related costs and higher interest expense and income taxes, each discussed below.
For the third quarter, we recognized total revenue of $252.1 million, comprised of stream revenue of $166.1 million and royalty revenue of $86.0 million at an average gold price of $3,457 per ounce, an average silver price of $39.40 per ounce and an average copper price of $4.44 per pound. This is compared to total revenue of $193.8 million for the three months ended September 30, 2024, comprised of stream revenue of $133.1 million and royalty revenue of $60.8 million, at an average gold price of $2,474 per ounce, an average silver price of $29.43 per ounce and an average copper price of $4.18 per pound.
The increase in our total revenue resulted primarily from higher average gold, silver and copper prices compared to the prior period. Higher gold sales at Andacollo and Rainy River and higher production from Peñasquito also contributed to the increase. These increases were partially offset by lower gold sales from Xavantina when compared to the prior year period.
Cost of sales, which excludes depreciation, depletion and amortization ("DD&A"), increased to $31.4 million for the three months ended September 30, 2025, from $27.2 million for the three months ended September 30, 2024. The increase compared to the prior year period was primarily due to higher payments for stream deliveries resulting from higher metal prices (except for gold at Mount Milligan), higher gold sales at Andacollo and Rainy River, and higher silver sales at Khoemacau. These increases were partially offset by lower gold sales at Xavantina when compared to the prior year period. Cost of sales is specific to our stream agreements and, except for Mount Milligan, is the result of our purchase of metal for a cash payment that is a set contractual percentage of the spot price for that metal near the date of metal delivery. For Mount Milligan, the cash payments under the stream agreement are the lesser of $435 per ounce or the prevailing market price of gold when purchased and 15% of the spot price for copper near the date of metal delivery. Separately, and in addition to the cash payments under the stream agreement, the Mount Milligan Cost Support Agreement provides for cash payments on gold and copper deliveries that are expected to begin after certain thresholds are met or earlier, if metal prices are below certain thresholds and if requested by Centerra. For further detail on the Mount Milligan Cost Support Agreement refer to our 2024 10-K.
General and administrative costs increased to $10.2 million for the three months ended September 30, 2025, from $10.1 million for the three months ended September 30, 2024. The increase compared to the prior year period was primarily due to higher corporate costs.
For the three months ended September 30, 2025, there were $12.8 million of acquisition related costs related to the Sandstorm and Horizon acquisitions.
DD&A decreased to $32.9 million for the three months ended September 30, 2025, from $36.2 million for the three months ended September 30, 2024. The decrease was primarily due to lower stream depletion rates as a result of proven and probable mineral reserve increases by our operators and lower gold sales from Xavantina compared to the prior year period. These decreases were partially offset by higher production at Voisey's Bay when compared to the prior year period.
Interest and other income increased to $6.8 million for the three months ended September 30, 2025, from $0.6 million for the three months ended September 30, 2024. The increase was primarily due to a $4.9 million non-recurring gain on the sale of restricted inventory from a non-controlling interest partner.
Interest and other expense increased to $8.6 million for the three months ended September 30, 2025, from $1.2 million for the three months ended September 30, 2024. The increase was primarily due to higher interest expense as a result of higher average amounts outstanding under our revolving credit facility compared to the prior year period. For the three months ended September 30, 2025, amounts outstanding under our revolving credit facility averaged $534.5 million at an average all-in borrowing rate of 5.7% compared to average amounts outstanding of $13.9 million at an average all-in borrowing rate of 6.5% for the prior year period.
For the three months ended September 30, 2025, we recorded income tax expense of $28.7 million, compared to $21.5 million for the three months ended September 30, 2024. The income tax expense resulted in an effective tax rate of 17.9% in the current period, compared with 18.3% for the three months ended September 30, 2024.
Net cash provided by operating activities totaled $174.0 million for the third quarter, compared to $136.7 million for the three months ended September 30, 2024. The increase was primarily due to higher stream and royalty revenue when compared to the prior year period.
Net cash used in investing activities totaled $985.9 million for the third quarter, compared to $3.4 million for the three months ended September 30, 2024. The period over period change was primarily due to the $1 billion payment for the Kansanshi stream in the current period.
Net cash provided by financing activities totaled $736.6 million for the third quarter, compared to $79.6 million used for the three months ended September 30, 2024. The period over period change was primarily due to the net draw of $775 million on the revolving credit facility related to the Kansanshi stream acquisition in the current period when compared to the prior year period in which $50 million of debt was repaid.
Other Corporate Updates
Total Available Liquidity of Approximately $813 Million at the end of the Third Quarter
Total liquidity at the end of the third quarter was approximately $813 million, which consisted of $188 million of working capital and $625 million undrawn and available under the revolving credit facility.
Subsequent to the end of the quarter and in order to fund the acquisition of Sandstorm as discussed above, Royal Gold drew a further $450 million on the credit facility on October 10, 2025, increasing the amount drawn to $1,225 million and leaving $175 million undrawn and available. In keeping with Royal Gold’s capital allocation strategy to repay outstanding debt as cash flow allows, the Company expects to repay this outstanding balance from future cash flow, which is estimated to be around mid-2027 at current metal prices and absent further acquisitions.
Outlook for 2025
We are currently forecasting that 2025 metal sales, DD&A and effective tax rate (excluding any contributions or impacts from the Kansanshi stream, Sandstorm and Horizon transactions, and Mount Milligan Deferred Gold Consideration) will be within the ranges previously provided on March 13, 2025.

Property Highlights
A breakdown of revenue for the Company’s stream and royalty portfolio can be found on Table 1 for the quarters and nine month periods ended September 30, 2025 and September 30, 2024. Table 2 shows a quarterly breakdown of stream metal sales and metal sales attributable to the Company’s royalty interests for the Company’s principal stream and royalty properties. Table 3 shows Royal Gold's 2025 sales volume guidance and year to date sales volume achieved. Table 4 shows stream segment purchases and sales for the quarters and nine month periods ended September 30, 2025 and September 30, 2024 and inventories at September 30, 2025, June 30, 2025, and December 31, 2024. Highlights at certain of the Company’s principal producing and development properties during the quarter ended September 30, 2025, compared to the quarter ended September 30, 2024, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE
Royal Gold is a high margin, large-capitalization company that generates strong cash flows from a large and well-diversified portfolio of precious metal streams, royalties and similar production-based interests located in mining-friendly jurisdictions. Royal Gold shares trade under the symbol “RGLD” and provide growth, value, and income investors exposure to the metals & mining industry. The Company’s website is located at www.royalgold.com.

For further information, please contact:	Third Quarter 2025 Call Information:

Alistair Baker	Dial-In	833-470-1428 (U.S.); toll free
Senior Vice President, Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)
(303) 573-1660	Access Code:	252368

Note: Management’s conference call reviewing the third quarter results will be held on Thursday, November 6, 2025, at 12:00 pm Eastern Time (10:00 am Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.
	Webcast URL:	www.royalgold.com under Investors, Events & Presentations
Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Resources tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.
Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements regarding the following: our expected financial performance and outlook, including our 2025 guidance; operators’ expected operating and financial performance and other anticipated developments relating to their properties and operations, including production, deliveries, estimates of mineral resources and mineral reserves, environmental and feasibility studies, technical reports, mine plans, capital requirements, liquidity and capital expenditures; anticipated benefits from investments, acquisitions and other transactions; the receipt and timing of future metal deliveries, including deferred amounts at Pueblo Viejo; anticipated liquidity, capital resources, financing, and stockholder returns; borrowings and repayments under our revolving credit facility; the expected benefits of the Sandstorm and Horizon Transactions, including the increased potential for growth; and prices for gold, silver, copper and other metals.
Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: changes in the price of gold, silver, copper or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, other adverse government or court actions, or operational disruptions; the ultimate timing, outcome, and results of integrating the operations of Royal Gold, Sandstorm and Horizon; failure to realize the anticipated benefits from the Sandstorm and Horizon Transactions in the timeframe expected or at all; risks associated with joint venture interests acquired as part of the Transactions; changes of control of properties or operators; contractual issues involving our stream or royalty agreements; the timing of deliveries of metals from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value, and complete investments, acquisitions or other transactions; adverse economic and market conditions; effects of health epidemics and pandemics; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A, Risk Factors of our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward-looking statements.
Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.
Statement Regarding Third-Party Information: Certain information provided in this press release, including information about historical production, production estimates, property descriptions, and property developments, was provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

TABLE 1
Revenue by Stream and Royalty Interests for the Three and Nine Months Ended September 30, 2025 and September 30, 2024
(In thousands)

			Three Months Ended September 30,			Nine Months Ended September 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2025	2024		2025		2024
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$61,057	$56,570		$167,520		$143,704
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	21,307	9,802		40,824		30,033
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$28,140	$26,585		$82,509		$64,147
Andacollo	Gold	100% of payable gold	23,022	9,652		45,255		31,949
Xavantina	Gold	25% of gold produced	5,267	10,470		15,591		29,228
Africa
Wassa	Gold	10.5% of payable gold	$15,241	$11,977		$37,808		$35,322
Khoemacau	Silver	100% of payable silver	12,047	7,996		32,247		24,148
Total stream revenue			$166,081	$133,052		$421,754		$358,531
Royalty:
Canada
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	$4,308	$1,598		$9,973		$4,051
Red Chris	Gold, copper	1.0% NSR	—	—		4,477		2,617
Côté Gold	Gold	1.0% NSR	2,288	1,537		5,348		1,537
LaRonde Zone 5	Gold	2.0% NSR	6,613	911		8,715		2,432
Williams	Gold	0.97% NSR	588	578		1,942		1,417
Other-Canada	Various	Various	642	645		1,615		1,381
United States
Cortez
Legacy Zone	Gold	Approx. 9.4% GSR Equivalent	$6,782	$13,047		$26,432		$41,610
CC Zone	Gold	Approx. 0.45%-2.2% GSR Equivalent	10,412	2,739		22,054		7,713
Robinson	Gold, copper	3.0% NSR	4,104	5,326		13,197		10,873
Manh Choh	Gold, silver	3.0% NSR, 28% NSR (silver)	6,292	7,124		18,221		7,124
Marigold	Gold	2.0% NSR	2,431	2,244		6,800		4,954
Leeville	Gold	1.8% NSR	2,696	2,001		6,856		5,622
Wharf	Gold	0.0%-2.0% sliding-scale GSR	1,923	782		4,671		1,973
Goldstrike	Gold	0.9% NSR	371	377		983		1,348
Other-United States	Various	Various	2,069	491		6,264		2,267
Latin America
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	$18,911	9,356		$50,626		$29,863
El Limon	Gold	3.0% NSR	3,275	1,337		9,577		4,724
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	1,046	1,497		4,033		4,646
Mara Rosa	Gold, silver	2.75% NSR	447	1,695		2,798		2,433
Other-Latin America	Various	Various	200	24		450		221
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$2,994	$2,139		$8,375		$6,291
King of the Hills	Gold	1.5% NSR	1,779	1,311		4,908		3,996
Bellevue	Gold	2.0% NSR	2,125	2,028	—	5,971	—	3,816
Gwalia	Gold	1.5% NSR	1,655	1,077		3,796		2,891
Wonder	Gold, silver	1.5% NSR	898	213		2,271		392
Other-Australia	Various	Various	1,138	708		3,041		2,112
Total royalty revenue			$85,987	$60,785		$233,394		$158,304
Total revenue			$252,068	$193,837		$655,148		$516,835
1For a full description of the Company’s stream and royalty interests, refer to the 2024 Asset Handbook, published on April 22, 2025 and available on our website.

TABLE 2
Stream Metal and Royalty Sales for Principal Properties

				Reported Production For The Quarter Ended[2]
Property	Operator	Current Stream/ Royalty Interest[1]	Metal(s)	Sep. 30, 2025		Jun. 30, 2025		Mar. 31, 2025		Dec. 31, 2024		Sep. 30, 2024
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	14,400	oz	16,600	oz	11,800	oz	11,300	oz	17,600	oz
		18.75% of payable copper	Copper	2.6	Mlb	2.3	Mlb	2.2	Mlb	2.8	Mlb	3.1	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold	Gold	6,100	oz	5,800	oz	7,700	oz	5,900	oz	7,000	oz
		75% of Barrick's interest in payable silver[3]	Silver	196,900	oz	204,700	oz	219,400	oz	89,500	oz	332,700	oz
Andacollo	Teck	100% of payable gold	Gold	6,800	oz	3,000	oz	4,400	oz	5,800	oz	4,000	oz
Royalty:
Cortez	Nevada Gold Mines LLC	9.4% GSR on Legacy Zone[4]	Gold	20,600	oz	27,900	oz	31,100	oz	52,600	oz	45,300	oz
		0.45%-2.2% GSR on CC Zone[4]	Gold	181,600	oz	149,000	oz	119,700	oz	149,800	oz	116,500	oz
1For a full description of the Company’s stream and royalty interests, refer to the 2024 Asset Handbook, published on April 22, 2025 and available on our website.
2Reported production relates to the amount of stream metal sales and the metal sales attributable to the Company’s royalty interests for the stated periods and may differ from the operators’ public reporting.
3The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
4Approximate blended royalty rates as described in the press release “Royal Gold Announces Acquisition of Additional Royalty Interests on the World-Class Cortez Gold Complex in Nevada and Outlines Simplified Approach to Describing Royal Gold’s Multiple Royalty Interests at Cortez” issued January 5, 2023.

TABLE 3
2025 Sales Volume Guidance and Year to Date Sales Volume Achieved

		2025 Guidance[1]	Metal Sales by Segment for the Nine Months Ended September 30, 2025
			Stream Sales[2]	Royalty Sales[3]	Total Sales

Gold	(oz)	210,000 - 230,000	104,100	54,888	158,988
Silver	(M oz)	2.7-3.3	1.8	0.5	2.3
Copper	(M lb)	13.5 - 16.0	7.2	4.0	11.2
Other Metals	(M)	$18.0 - $21.0	N/A	$22.6	$22.6

[1] 2025 Guidance does not include contributions from Kansanshi or the Sandstorm and Horizon portfolios.
[2] Stream Sales represents physical metal sold.
[3] Royalty Sales represents royalty revenue divided by the average metal price for the period.

TABLE 4
Stream Segment Summary

	Three Months Ended September 30, 2025		Three Months Ended September 30, 2024		As of September 30, 2025	As of June 30, 2025
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	14,800	14,400	22,100	17,600	800	400
Pueblo Viejo	8,400	6,100	6,000	7,000	8,400	6,100
Andacollo	8,000	6,800	5,200	4,000	4,400	3,300
Other	13,700	11,300	12,400	12,100	5,400	2,900
Total	44,900	38,600	45,700	40,700	19,000	12,700

	Three Months Ended September 30, 2025		Three Months Ended September 30, 2024		As of September 30, 2025	As of June 30, 2025
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo[1]	258,700	196,900	89,600	332,700	258,700	196,900
Other	374,100	397,600	367,100	355,500	120,500	144,100
Total	632,800	594,500	456,700	688,200	379,200	341,000

	Three Months Ended September 30, 2025		Three Months Ended September 30, 2024		As of September 30, 2025	As of June 30, 2025
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	2.6	2.6	3.9	3.1	—	—

	Nine Months Ended September 30, 2025		Nine Months Ended September 30, 2024		As of September 30, 2025	As of December 31, 2024
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	39,100	42,800	47,100	46,200	800	4,500
Pueblo Viejo	20,300	19,700	18,700	18,900	8,400	7,700
Andacollo	18,600	14,200	15,900	14,100	4,400	—
Other	29,600	27,400	38,100	38,800	5,400	3,300
Total	107,600	104,100	119,800	118,000	19,000	15,500

	Nine Months Ended September 30, 2025		Nine Months Ended September 30, 2024		As of September 30, 2025	As of December 31, 2024
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo[1]	660,300	621,000	640,500	773,900	258,700	219,400
Other	1,151,100	1,149,500	1,111,900	1,142,600	120,500	119,000
Total	1,811,400	1,770,500	1,752,400	1,916,500	379,200	338,400

	Nine Months Ended September 30, 2025		Nine Months Ended September 30, 2024		As of September 30, 2025	As of December 31, 2024
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	7.2	7.2	9.8	9.0	—	—

1 Silver stream purchases do not include 151,000 ounces of silver permitted to be deferred in the third quarter and 616,900 ounces of silver permitted to be deferred in the nine month period ending September 30, 2025, based on the terms of the Pueblo Viejo stream agreement. Total deferred deliveries were approximately 2.3 million ounces at September 30, 2025, and the timing for the delivery of the entire deferred amount is uncertain.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	September 30, 2025	December 31, 2024
ASSETS
Cash and equivalents	$172,849	$195,498
Royalty receivables	69,701	63,460
Income tax receivable	20,805	1,139
Stream inventory	21,009	12,973
Prepaid expenses and other	3,006	2,217
Total current assets	287,370	275,287
Stream and royalty interests, net	4,102,231	3,042,804
Other assets	75,499	74,039
Total assets	$4,465,100	$3,392,130
LIABILITIES
Accounts payable	$6,047	$10,578
Dividends payable	29,640	29,611
Income tax payable	41,096	23,177
Other current liabilities	22,753	21,785
Total current liabilities	99,536	85,151
Debt	770,195	—
Deferred tax liabilities	131,189	132,308
Mount Milligan deferred liability	25,000	25,000
Other liabilities	22,613	18,465
Total liabilities	1,048,533	260,924
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,763,800 and 65,691,151 shares outstanding, respectively	658	657
Additional paid-in capital	2,232,063	2,228,311
Accumulated earnings	1,173,746	889,989
Total Royal Gold stockholders’ equity	3,406,467	3,118,957
Non-controlling interests	10,100	12,249
Total equity	3,416,567	3,131,206
Total liabilities and equity	$4,465,100	$3,392,130

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenue	$252,068	$193,837	$655,148	$516,835
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	31,392	27,192	80,077	73,116
General and administrative	10,213	10,102	31,545	32,025
Production taxes	2,418	1,520	6,381	4,550
Depreciation, depletion and amortization	32,903	36,177	97,051	110,689
Acquisition related costs	12,798	—	12,798	—
Total costs and expenses	89,724	74,991	227,852	220,380
Operating income	162,344	118,846	427,296	296,455
Fair value changes in equity securities	—	(425)	(35)	(42)
Interest and other income	6,781	626	11,544	4,410
Interest and other expense	(8,616)	(1,207)	(11,317)	(8,330)
Income before income taxes	160,509	117,840	427,488	292,493
Income tax expense	(28,704)	(21,510)	(49,631)	(67,535)
Net income and comprehensive income	131,805	96,330	377,857	224,958
Net income and comprehensive income attributable to non-controlling interests	(4,981)	(88)	(5,187)	(343)
Net income and comprehensive income attributable to Royal Gold common stockholders	$126,824	$96,242	$372,670	$224,615
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$1.92	$1.46	$5.66	$3.41
Basic weighted average shares outstanding	65,761,896	65,670,381	65,738,696	65,652,934
Diluted earnings per share	$1.92	$1.46	$5.65	$3.41
Diluted weighted average shares outstanding	65,831,341	65,795,014	65,814,682	65,767,668
Cash dividends declared per common share	$0.45	$0.40	$1.35	$1.20

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Cash flows from operating activities:
Net income and comprehensive income	$131,805	$96,331	$377,857	$224,958
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	32,903	36,177	97,051	110,689
Non-cash employee stock compensation expense	2,942	2,977	8,853	9,313
Fair value changes in equity securities	—	425	35	42
Deferred tax (benefit) expense	2,934	1,489	(8,085)	4,908
Other	(4,608)	233	(4,163)	717
Changes in assets and liabilities:
Royalty receivables	(4,706)	(9,780)	(6,240)	(1,234)
Stream inventory	(7,673)	(716)	(8,036)	(1,832)
Income tax receivable	(7,232)	(4,552)	(19,666)	(7,513)
Prepaid expenses and other assets	2,306	710	(1,219)	11,240
Accounts payable	541	18	3,719	1,804
Income tax payable	16,675	12,283	17,919	14,830
Mount Milligan deferred liability	—	—	—	25,000
Other liabilities	8,083	1,056	5,116	(4,472)
Net cash provided by operating activities	$173,970	$136,651	$463,141	$388,450
Cash flows from investing activities:
Acquisition of stream and royalty interests	(993,504)	(3,427)	(1,164,483)	(55,683)
Proceeds from Khoemacau debt facility	—	—	—	25,000
Proceeds from the sale of inventory - restricted	7,681	—	7,681	—
Other	(91)	(6)	(161)	(91)
Net cash used in investing activities	$(985,914)	$(3,433)	$(1,156,963)	$(30,774)
Cash flows from financing activities:
Repayment of debt	(50,000)	(50,000)	(50,000)	(250,000)
Borrowings from revolving credit facility	825,000	—	825,000	—
Net payments from issuance of common stock	(357)	(3,132)	(4,856)	(4,564)
Common stock dividends	(29,640)	(26,314)	(88,885)	(78,917)
Distributions to non-controlling interests	(7,336)	(476)	(7,336)	(476)
Other	(1,054)	354	(2,750)	(4)
Net cash provided by (used in) financing activities	$736,613	$(79,568)	$671,173	$(333,961)
Net increase (decrease) in cash and equivalents	(75,331)	53,650	(22,649)	23,715
Cash and equivalents at beginning of period	248,180	74,232	195,498	104,167
Cash and equivalents at end of period	$172,849	$127,882	$172,849	$127,882

Schedule A – Non-GAAP Financial Measures and Certain Other Measures
Overview of non-GAAP financial measures:
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.
We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this release or elsewhere include the following:
1.Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures
Adjusted EBITDA, Adjusted EBITDA margin, net debt, and net debt to TTM adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2025	2024	2025	2024
Net income and comprehensive income	131,805	$96,330	$377,857	$224,958
Depreciation, depletion and amortization	32,903	36,177	97,051	110,689
Non-cash employee stock compensation	2,942	2,977	8,853	9,313
Acquisition related costs	12,798	—	12,798	—
Fair value changes in equity securities	—	425	35	42
Interest and other, net	1,835	581	(227)	3,920
Income tax expense	28,704	21,510	49,631	67,535
Non-controlling interests in operating income of consolidated subsidiaries	(4,981)	(88)	(5,187)	(343)
Adjusted EBITDA	$206,006	$157,912	$540,811	$416,114
Net income margin	52%	50%	58%	44%
Adjusted EBITDA margin	82%	81%	83%	81%

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,
(amounts in thousands)	2025	2025	2025	2024
Net income and comprehensive income	$131,805	$132,474	$113,578	$107,521
Depreciation, depletion and amortization	32,903	31,153	32,995	33,737
Non-cash employee stock compensation	2,942	2,714	3,198	2,579
Acquisition related costs	12,798	—	—	—
Fair value changes in equity securities	—	(3)	37	24
Interest and other, net	1,835	(1,169)	(893)	(179)
Income tax expense	28,704	10,538	10,389	26,078
Non-controlling interests in operating income of consolidated subsidiaries	(4,981)	(125)	(80)	(113)
Adjusted EBITDA	$206,006	$175,582	$159,224	$169,647
Net income margin	52%	63%	59%	53%
Adjusted EBITDA margin	82%	84%	82%	84%

TTM adjusted EBITDA	$710,459

Debt	$770,195
Debt issuance costs	4,805
Cash and equivalents	(172,849)
Net debt / (cash)	$602,151

Net debt / (cash) to TTM adjusted EBITDA	0.85x

Cash G&A:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2025	2024	2025	2024
General and administrative expense	$10,213	$10,102	$31,545	$32,025
Non-cash employee stock compensation	(2,942)	(2,977)	(8,853)	(9,313)
Cash G&A	$7,271	$7,125	$22,692	$22,712

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,
(amounts in thousands)	2025	2025	2025	2024
General and administrative expense	$10,213	$10,269	$11,063	$8,909
Non-cash employee stock compensation	(2,942)	(2,714)	(3,198)	(2,579)
Cash G&A	$7,271	$7,555	$7,865	$6,330

TTM cash G&A	$29,021
Adjusted net income and adjusted net income per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands, except per share data)	2025	2024	2025	2024
Net income and comprehensive income attributable to Royal Gold common stockholders	$126,824	$96,242	$372,670	$224,615
Fair value changes in equity securities	—	425	35	42
Acquisition related costs	12,798	—	12,798	—
Discrete tax expense related to Mount Milligan Cost Support Agreement	—	—	—	13,008
Discrete tax benefit for basis adjustment, net of valuation allowance	—	—	(12,008)	—
Withholding tax refund	—	—	(11,017)	—
Other discrete tax expense (benefit)	—	—	(4,256)	1,279
Tax effect of adjustments	(3,391)	(113)	(3,401)	102
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	$136,231	$96,554	$354,821	$239,046

Net income attributable to Royal Gold common stockholders per diluted share	$1.92	$1.46	$5.65	$3.41
Fair value changes in equity securities	—	0.01	—	—
Acquisition related costs	0.19	—	0.19	—
Discrete tax expense related to Mount Milligan Cost Support Agreement	—	—	—	0.20
Discrete tax benefit for basis adjustment, net of valuation allowance	—	—	(0.18)	—
Withholding tax refund	—	—	(0.17)	—
Other discrete tax expense (benefit)	—	—	(0.06)	0.02
Tax effect of adjustments	(0.05)	—	(0.05)	—
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$2.06	$1.47	$5.38	$3.63

Free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2025	2024	2025	2024
Net cash provided by operating activities	$173,970	$136,651	$463,141	$388,450
Acquisition of stream and royalty interests	(993,504)	(3,427)	(1,164,483)	(55,683)
Free cash flow	$(819,534)	$133,224	$(701,342)	$332,767

Net cash used in investing activities	$(985,914)	$(3,433)	$(1,156,963)	$(30,774)
Net cash provided by (used in) financing activities	$736,613	$(79,568)	$671,173	$(333,961)
Other measures
We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this release and elsewhere include the following:
1.Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average LBMA PM fixing price for gold for that same period.
2.Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.